Exhibit 2.2
AMENDMENT TO ASSET PURCHASE AGREEMENT
THIS AMENDMENT (the “Amendment”) to that certain Asset Purchase Agreement, dated as of December 15, 2015 (the “APA”), by and among Carbonite, Inc., a Delaware corporation ("Buyer"), Carbonite Cloud Backup (Canada) Inc., a company organized under the laws of Canada and wholly owned subsidiary of the Buyer, Carbonite GmbH, an entity organized under the laws of Switzerland and wholly owned subsidiary of the Buyer, Carbonite Operations BV, an entity organized under the laws of the Netherlands and wholly owned subsidiary of the Buyer, EVault, Inc., a Delaware corporation ("Seller"), and, solely with respect to Section 12.12 thereto, Seagate Technology (US) Holdings, Inc., a Delaware corporation, is dated as of March 31, 2016. Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the APA.
WHEREAS, Section 5.23 of the APA contemplates that the European Assets are to be transferred from Seller and certain of its Subsidiaries to the Buyer Entities pursuant to a separate European Purchase Agreement;
WHEREAS, the Parties now desire to amend Section 5.23 and other related provisions of the APA to reflect that the European Assets will transfer from Seller and its Subsidiaries to the Buyer Entities pursuant to the APA (as amended hereby) at the Deferred Closing Date; and
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE 1
THE AMENDMENTS

1.1     Amendments to Section 1.1. Section 1.1 is hereby amended to add the following clause (o):

"(o)    all assets of Seller and its Subsidiaries set forth on Schedule 1.1(o)."
1.2    Amendments to Section 1.2.

(a)Section 1.2(g) is hereby amended and restated as follows:

"(g)    all tangible personal property assets located in the Seller's locations in Chicago, IL; Fort Lauderdale, FL; New York, NY; San Francisco, CA (other than the San Francisco Assets); Australia; Brazil; France; Germany; India; Netherlands; Singapore; United Kingdom, and any other Seller location located outside of the United States or Canada (other than the European Assets) (together with the Long-term Storage Assets and the EPP Assets, the “Excluded Personal Property”);"
(b)    Section 1.2(h) is hereby amended and restated as follows:

"Seller’s and its Subsidiaries’ minute and stock books or similar corporate records or other organizational documents; personnel records that Seller and its Subsidiaries are required by law to retain in its possession or prohibited from transferring; and any employment offer letters entered into in the ordinary course of business (other than any such offer letters which contain intellectual property assignment provisions or the employment offer letters entered into with the Transferred European Employees) (together, the “Excluded Records”);"
1.3    Amendments to Section 1.3(a).

(a)    Clause (ii) of Section 1.3(a) is hereby amended and restated as follows:

"(ii)    performance obligations under (A) the Acquired Agreements set forth on Schedule 1.3(a)(ii) for revenue accrued prior to the Closing with performance required for periods from and after the Closing and (B) the Acquired Agreements transferring at the Deferred Closing for any revenue accrued prior to the Deferred Closing with performance required for periods from and after the Deferred Closing, in each case other than obligations resulting from (y) a breach of the applicable Acquired Agreements prior to the Closing (with respect to clause (A)) or the Deferred Closing (with respect to clause (B)) or (z) a failure of Seller or its Affiliates to perform such obligations when due prior to the Closing (with respect to clause (A)) or the Deferred Closing (with respect to clause (B)) (collectively, the "Deferred Revenue Performance Obligations");"
(b)    Section 1.3(a) is hereby amended to add the following clause (iii):

"(iii)    subject to Section 5.23, all Liabilities incurred in connection with the employment of the Transferred European Employees arising prior to or following the automatic transfer of such Transferred European Employees' employment from Seller's Subsidiaries to Buyer (or its applicable Subsidiaries) to the extent that such Liabilities are transferred to Buyer or its applicable Subsidiaries by operation of the Laws and Regulations of each applicable jurisdiction; and"
(c)    Section 1.3(a) is hereby amended to add the following clause (iv):

"(iv)    any Liability related to the obligation, if any, to provide Transferred European Employees awards or other benefits to replace outstanding restricted stock, restricted stock units, stock options or similar awards granted under Seagate Technology’s incentive plan(s) that have not vested as of the Deferred Closing Date and any liability to withhold or account for income tax and social security contributions in respect of such unvested awards or benefits."
1.4    Amendments to Section 1.3(b).

(a)    Section 1.3(b)(vi) is hereby amended and restated as follows:

"except as provided for under Sections 1.3(a)(iii), 1.3(a)(iv) and 5.23, any Liability under any Employee Plans or relating to wages, salary, payroll, accrued vacation, accrued sick leave, severance, workers' compensation, unemployment benefits, pension benefits, post-retirement welfare benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's and its Subsidiaries' employees and/or former employees which has accrued prior to the Closing Date with respect to the Seller Employees or prior to the Deferred Closing Date with respect to the Transferred European Employees;"
(b)    Section 1.3(b)(xiii) is hereby amended and restated as follows:

"any Liability arising out of or relating to (A) any claim, application, grievance or complaint of any employee, officer or director of Seller or its Subsidiaries arising out of or in connection with any acts or omissions of Seller or its Subsidiaries (whether before or after the Closing Date) or the operation of the Business prior to the Closing Date, or (B) any loan, employment, severance, retention or termination agreement with any stockholder or any employee, officer or director of Seller or its Subsidiaries who is not a Transferred European Employee;"
(c)    Section 1.3(b)(xiv) is hereby amended and restated as follows:

"any Litigation by any person or entity relating to the Business or operations of Seller and its Subsidiaries or otherwise relating to the Purchased Assets, in each case, arising prior to the Closing Date, whether or not such Litigation is pending, threatened, or asserted before, on, or after the Closing Date (except for Litigation pending, threatened or asserted by the Transferred European Employees alleging Buyer's violations or proposed violations of the Transfer Regulations);"
(d)    Section 1.3(b) is hereby amended to add the following Section 1.3(b)(xvi):
"any Liability arising out of or relating to any act or omission of Seller or its Subsidiaries or any predecessor employer occurring prior to the Deferred Closing Date in relation to the Transferred European Employees or any representative of such person, except to the extent that such Liability is caused by the failure of Buyer or its Affiliates to comply with its obligations under the Transfer Regulations;"
(e)    Section 1.3(b) is hereby amended to add the following Section 1.3(b)(xvii):

"any Liability arising out of or related to any failure by Seller or any of its Subsidiaries to discharge any obligation (whether arising under the Transfer Regulations, applicable Law or other Regulations or any applicable collective agreement) to inform and consult any Transferred European Employee (or any representative of such person) in relation to the transfer of such person’s employment to Buyer or Buyer's Affiliates pursuant to the Transfer Regulations (except to the extent such failure arises from Buyer or Buyer's Affiliates failure to comply with its obligations under the Transfer Regulations and/or Buyer or Buyer's Affiliates delay or failure to provide information to Seller to enable it to discharge such obligations but excluding where such Buyer or Buyer's Affiliates delay or failure is due to Seller or its Subsidiaries’ failure to disclose information reasonably required by Buyer or Buyer's Affiliates regarding the employment and terms and conditions of employment of Transferred European Employees)."
(f)    Section 1.3(b) is hereby amended to add the following Section 1.3(b)(xviii):

“any Liability to satisfy any award of restricted stock, restricted stock unit, stock option or similar award granted under Seagate Technology’s incentive plan(s) which is vested as of the Deferred Closing Date or is exercised by a Transferred European Employee on or after the Deferred Closing Date and any liability to withhold or account for income tax and any social security contributions in respect of such award; provided that if the legal obligation to remit income tax or social security contributions to any tax authority is on the Buyer or Buyer’s Affiliates, such entity shall cooperate with Seller or Seller’s Affiliates to fulfill such obligation.”
(g)    Section 1.3(b) is hereby amended to add the following Section 1.3(b)(xix):

“any Liability to provide to Transferred European Employees or their survivors or dependents any retirement benefits (including in connection with early retirement) on a defined benefit basis which is transferred to the Buyer or any of its Subsidiaries by operation of the Transfer Regulations.”
1.5    Amendment to Section 1.4. Section 1.4 is hereby amended and restated as follows:

"(a)    The purchase price (the “Purchase Price”) for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and (ii) Fourteen Million Dollars ($14,000,000) (the “Closing Payment”) .
(b)    In consideration of the sale of the Purchased Assets by Seller and its Subsidiaries to the Buyer Entities, and subject to the satisfaction or waiver by the appropriate Party of all conditions set forth herein, the Purchase Price shall be paid by the Buyer as follows:
(i)at the Closing, the applicable Buyer Entity(ies) shall deliver to Seller or its Subsidiaries the applicable Assumption Agreement(s);

(ii)at the Closing, the Closing Payment shall be paid by Carbonite Switzerland to Seller in cash by wire transfer of immediately available funds to an account designated in writing by Seller; provided that if the Closing Date is not a Business Day the transfer of the Closing Payment may take place pursuant to an escrow arrangement as mutually agreed by the parties; and provided further that if Carbonite Switzerland does not make such payment then such payment shall be made by the Buyer; and

(iii) at the Deferred Closing, the applicable Buyer Entity(ies) shall deliver to the Seller or applicable Local Seller, duly executed local asset transfer agreements effecting the transfer of the European Assets (“LATAs”), in forms mutually agreed upon by the Parties, and all documents contemplated therein which are to be entered into by the applicable Buyer Entity(ies).”
1.6    Amendment to Section 1.5(a). Section 1.5(a) is hereby amended and restated as follows:

"At the Closing (or, solely with respect to consents, certificates, documents, instruments and other items reasonably required to give effect to the transfer of the European Assets, at the Deferred Closing), Seller shall deliver or cause to be delivered to Buyer all consents, certificates, documents, instruments and other items reasonably required to give effect to the transactions contemplated hereby, including those set forth in clauses (a) through (d) below, and Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Buyer the instruments set forth in clauses (e) and (f) below, provided, that Seller’s obligation to deliver consents at the Closing or the Deferred Closing, as applicable, shall be limited to those consents set forth on Schedule 6.2 (unless such consent is waived by Buyer at the Closing or the Deferred Closing, as applicable). Such instruments of transfer shall include, without limitation, the following: (a) one or more Bills of Sale substantially in the form attached hereto as Exhibit A (the “Bills of Sale”); (b) one or more Intellectual Property Assignments substantially in the forms attached hereto as Exhibit B-1, B-2 and B-3 (the “IP Assignments”); (c) one or more Assignment and Assumption Agreements substantially in the form attached hereto as Exhibit C (the “Assumption Agreements”); (d) the LATAs; and (e) the jurisdictions of assignments and necessary approvals, consents and waivers duly executed by Seller, a Buyer Entity designated by Buyer, and all necessary third parties with respect to the Acquired Agreements as set forth on Schedule 6.2 (unless such consent is waived by Buyer at the Closing or the Deferred Closing, as applicable). Such instruments of transfer (i) shall be in form and substance satisfactory to Buyer, Seller and their respective counsel, with provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall serve purely to effect the legal transfer of the applicable Purchased Assets and Assumed Liabilities and shall not have any effect on the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, (iii) shall not in any way modify, amend, or constitute a waiver of, any provision of this Agreement or include any additional representations or warranties, covenants or agreements except to the extent required by law of the applicable jurisdiction or as expressly permitted by Section 5.23, and (iv) shall effectively vest in the applicable Buyer Entity good and valid, marketable title to the applicable Purchased Assets free and clear of all Liens, other than Permitted Liens (it being understood that if there is a failure to vest such title, Buyer and Seller shall remedy such failure pursuant to Section 5.4). Any physical Purchased Assets shall be deemed delivered by Seller or its Subsidiaries at the locations where such physical Purchased Assets are located immediately prior to the Closing (or, in the case of the physical European Assets, immediately prior to the Deferred Closing), and subject to the provisions of the Transition Services Agreement, Buyer shall arrange for the transportation and relocation of any such assets to Buyer Entity locations at Buyer’s sole risk and expense."

1.7    Amendment to Section 1.7. The following sentence is hereby added to Section 1.7:

"The Deferred Closing shall take place on March 31, 2016 at 9:59 p.m. CET."
1.8    Amendment to Section 1.8. Section 1.8 is hereby amended and restated is follows:

"(a)    Preliminary Allocation. As promptly as practicable following the Deferred Closing, Buyer shall provide Seller with a preliminary draft allocation (the "Preliminary Allocation") of the Purchase Price and Assumed Liabilities among the Buyer Entities and Seller and its Subsidiaries and among the Purchased Assets and the Non-Competition and Non-Solicitation Agreements referred to in Section 10 in accordance with Schedule 1.8 solely for purposes of making required filings in France in connection with the transfer of the portion of the Business located in France (the "French Business"). The Preliminary Allocation shall be delivered by Buyer in the form set forth on Schedule 1.8(a). Seller shall have seven (7) days to review and comment on the Preliminary Allocation. Seller and Buyer acknowledge and agree that the Preliminary Allocation is not intended to be binding upon Seller, Buyer or the Buyer Entities in any respect, other than for purposes of determining the allocation to the French Business in order to timely make the required filings in France.
(b)    Final Allocation. Within one hundred twenty (120) days after Closing, Buyer shall provide Seller with a draft final allocation (the "Final Allocation") of the Purchase Price and Assumed Liabilities among the Buyer Entities and Seller and its Subsidiaries and among the Purchased Assets and the Non-Competition and Non-Solicitation Agreements referred to in Section 10 in accordance with Schedule 1.8. Seller shall have thirty (30) days to review and comment on such draft Final Allocation. Any disputes regarding the Final Allocation shall be submitted for resolution by a nationally recognized accounting expert as mutually agreed by Buyer and Seller. Such Final Allocation shall be binding upon Buyer, the Buyer Entities and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes) unless otherwise required by applicable law. Each of the Buyer Entities and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other Party may reasonably request to prepare such Final Allocation. The Buyer Entities and Seller also each agree to file all tax returns consistently with the foregoing Final Allocation and in accordance with Section 1060 of the Code. Seller and the Buyer Entities shall cooperate to adjust the Final Allocation to the extent the Purchase Price is adjusted under this Agreement."
1.9    Amendment to Section 1.9. The following sentence is hereby added to Section 1.9:

"Notwithstanding the foregoing, and subject to Seller's fulfillment of its obligation under Section 1.8(a) to provide any comments to the Preliminary Allocation within a seven (7) day period, any penalties and interest incurred as a result of failing to timely make the required filings in connection with the transfer of the assets located in France with the French tax administration will be borne solely by the Buyer."
1.10    Amendment to add new Section 1.13. The following Section 1.13 is hereby added to the APA:

"1.13    VAT. The VAT (if any) shall be borne one hundred percent by Buyer. If the sale of any Purchased Asset under this Agreement is subject to VAT, Buyer shall pay such VAT to Seller (or Seller's Affiliate transferring such Purchased Asset) upon the production by the Seller (or the Seller's Affiliate) of a valid VAT invoice in respect of the relevant Purchased Asset(s). Buyer will pay such VAT to Seller (or its Affiliate, if applicable) not later than thirty (30) calendar days after the date upon which the valid VAT invoice is so delivered. Buyer and Seller shall use reasonable efforts and cooperate in good faith to determine the appropriate rate of VAT and to minimize and where applicable exempt the transfer of the Purchased Assets from any VAT as a transfer of going concern or as otherwise permitted by applicable Law. Should any taxing authority provide notification that VAT was applied in error, then (A) Seller shall without unreasonable delay provide Buyer with a valid credit note; and (B) if the VAT applied in error was paid by Buyer, Seller shall without unreasonable delay repay to Buyer any such VAT under the condition that Buyer cooperates in ensuring, where reasonably possible, that Seller will be able to correct this error with its competent tax office and obtain a VAT credit from the tax office for the VAT that was charged in error."
1.11    Amendment to Section 2. The preamble to Section 2 is hereby amended and restated as follows:

"Seller represents and warrants to Buyer and the Buyer Entities that except as set forth in the disclosure schedule delivered by Seller to Buyer (the "Seller Disclosure Schedule"), the statements contained in this Section 2 are true and correct. The Seller Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2 and the disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify only the corresponding section or subsection in this Section 2, except to the extent that it is reasonably apparent on the face of such disclosure (without independent knowledge on the part of the reader) that such disclosure is relevant to another section of this Agreement, in which case such disclosure shall be deemed to also qualify or apply to such other section. For purposes of this Section 2, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of Michael Palmer, Chad Bello, Mark Honeycutt, Mike Boeve, and John Cleveland, after reasonable inquiry; provided, that, solely with respect to the representations and warranties relating to the European Business, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of Phillip Burroughs and John Cleveland, after reasonable inquiry.”
1.12    Amendment to Section 2.1. Section 2.1 is hereby amended and restated as follows:

“Organization and Qualification. Seller and each Local Seller is a business entity that is duly organized, validly existing and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Seller and each Local Seller is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a Seller Material Adverse Effect.”
1.13    Amendment to Section 2.2. Section 2.2 is hereby amended and restated as follows:

“Authority to Execute and Perform Agreements. Seller and each Local Seller have the corporate power and authority to execute and deliver this Agreement and any other Transaction Documents and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and each Local Seller. This Agreement has been, and the other Transaction Documents when delivered at the Closing or the Deferred Closing (as applicable) will be, duly executed and delivered by the Seller and each Local Seller that is party hereto and thereto, and constitute valid and binding obligations of the Seller and each Local Seller that is party hereto or thereto, enforceable against the Seller or such Local Seller in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.”
1.14    Amendment to Section 2.3. Section 2.3 is hereby amended and restated as follows:

“Noncontravention. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller or any Local Seller party hereto or thereto, nor the consummation by Seller or any Local Seller of the transactions contemplated hereby or thereby will (a) violate or constitute a breach of any provision of Seller’s or any Local Seller's Certificate of Incorporation or By-laws (or the equivalent organizational document(s) with respect to any Local Seller), (b) require on the part of the Seller or the Local Seller any notice to or filing with, or any permit, authorization, consent or approval of any Governmental Entity (or similar), (c) except as set forth in Section 2.3 of the Seller Disclosure Schedule, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Acquired Agreement, (d) violate any Transferred Permit, (e) result in the imposition of any Liens (other than Permitted Liens) upon any Purchased Assets or (f) violate any Order, Permit, Law or Regulation in effect as of the Closing Date or the Deferred Closing Date (as applicable) applicable to the Business or the Purchased Assets or the European Business or the European Assets (as applicable) or, except in case of clauses (b) through (f) for matters not known to the Seller as of the date hereof that would not reasonably be expected to be material, individually or in the aggregate, to the Business.”
1.15    Amendment to Section 2.9. Section 2.9(c) is hereby amended and restated as follows:

"Other than the Excluded Assets and services under the Transition Services Agreement, the Purchased Assets and the Technology and Intellectual Property Rights licensed hereunder constitute all material assets, properties or rights, including, without limitation, contract rights, that are necessary for, used in or held for use in the conduct of the Business as currently conducted by Seller as of the date hereof and as of the Closing Date (and, solely with respect to the European Business, as of the Deferred Closing Date); provided that the foregoing is not a representation or warranty of noninfringement of third party Intellectual Property Rights, which are addressed in Section 2.10(c)."
1.16    Amendment to Section 2.13. Section 2.13 is hereby amended and restated in relation to the European Business as follows:

"
(a)    Except as set forth in Section 2.13(a) of the Seller Disclosure Schedule, no Transferred European Employee has given as of the date hereof notice of an intention to leave Seller or its Subsidiaries employment before, on or after the Deferred Closing Date. To the knowledge of the Seller, the Seller and its Affiliates have not taken any actions to encourage any of the Transferring European Employees to object to the transfer of their employment to the Buyer or its applicable Affiliates on the Deferred Closing Date.

(b)    Except for pay and benefits to be paid in arrears through the monthly pay cycle in which the Deferred Closing Date occurs and statutory amounts which have accrued but are not yet payable, there are no amounts owing by the Seller or any of its Subsidiaries which remain undischarged to any Transferred European Employee or to any third party in connection with or arising out of the employment of a Transferred European Employee including by way of wages, salaries, commissions, bonus or other compensation for any service performed by the Transferred European Employee or amounts required to be reimbursed to any Transferred European Employee or any unpaid Taxes or unpaid contributions to any Employee Plan.

(c)    Section 2.13 of the Seller Disclosure Schedule sets forth a list of all employees providing services in the US and Canada (including any employee on short-term or long-term disability, workers’ compensation, parental or other statutory leave of absence), officers and consultants of Seller and its Subsidiaries who have duties or responsibilities with respect to the Business (including name, title and annual compensation) (collectively, the “Seller Employees”). To Seller’s knowledge, none of the Seller Employees has given as of the date hereof notice of an intention to leave Seller’s employ before or after the Closing. Upon termination of the employment or engagement of any employees or consultants of Seller, neither Buyer nor any Buyer Entity shall be liable, by reason of purchase of the Purchased Assets by the Buyer Entities or anything done prior to the Closing Date, to any of such persons for severance or retention pay or any other payments.

(d)    Seller and its Subsidiaries are (i) not delinquent in payments to any of its employees or consultants for wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to any employees or consultants or any Taxes or any penalty for failure to comply with any of the foregoing, (ii) at all times has been in material compliance with (A) all of the obligations of the Fair Labor Standards Act and any similar state and local laws regarding the payment of wages and overtime pay, and (B) all applicable Laws and Regulations relating to collective bargaining, occupational health and safety, pay equity, workers’ compensation and privacy, and (iii) are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security, Employment Insurance premiums, Canada Pension Plan Contributions or other benefits or obligations for Seller Employees or Transferred European Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e)    There is no work stoppage, slowdown, picketing, lockout or labor strike by any Transferred European Employee (or his or her representative) against the Seller or any of its Subsidiaries that is currently being carried out or, to the knowledge of Seller or any of its Subsidiaries, threatened or pending. Except as set forth in Section 2.13(e) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is presently, nor has been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to Seller Employees or Transferred European Employees and no collective bargaining agreement is being negotiated by Seller or any of its Subsidiaries with respect to such employees. To Seller's knowledge, there is no union organizing activity with respect to non-union Seller Employees or Transferred European Employees of Seller ongoing, pending or, to the knowledge of Seller or its Subsidiaries, threatened.

(f)    To Seller's knowledge, all costs, charges, assessments, including experience rating assessments, or other liabilities, contingent or otherwise, under applicable workers’ compensation or occupational health and safety legislation or other Laws and Regulations relating to industrial accidents and/or occupational diseases, have been paid or accrued by Seller or any of its Subsidiaries in respect of the Transferred European Employees. The accident cost experience of the Seller and its Subsidiaries is such that, to Seller's knowledge, there are no pending or possible assessments, and there are no claims or potential claims which may adversely affect its accident cost experience.

(g)    There have been no fatal or critical workplace accidents in the three (3) years preceding the date hereof in relation to the operation of the European Business. The Seller and its Subsidiaries have complied in all material respects with any Orders issued under workers’ compensation or occupational health and safety legislation, and there are no appeals of any Orders under any such legislation currently outstanding.

(h)    Neither the Seller nor any of its Subsidiaries nor the Seller’s Parent or any of its Subsidiaries has any obligation pursuant to the Transfer Regulations, applicable Law or other Regulations or any collective agreement to inform and/or consult, obtain any opinion from, or agreement of, any body representing any of its or their employees (including any trade union) prior to entering into this Amendment other than the Seller and/or its Subsidiaries obligation to inform the French employees of its intention to sell and transfer the Business in accordance with Loi Hamon, which the Seller and each applicable Subsidiary has duly discharged and in respect of which waivers have been duly obtained from all of the French Employees.

(i)    The Seller has disclosed copies of all service contracts and all handbooks, material policies and other documents which apply to the Transferred European Employees (whether binding or not), identifying which applies to which employee, and full particulars of all material current terms of employment, remuneration including any contractual allowances and benefits (including pension contribution rates) of all the Transferred European Employees (including any Transferred European Employee whose resignation has been received but will take effect after the Deferred Closing Date) which are necessary for the Buyer (or its applicable Subsidiaries) to comply with the Transfer Regulations in each jurisdiction in connection with the transactions contemplated by this Agreement. Neither the Seller nor any of its Subsidiaries has made any promise or offer or is involved in any negotiations to vary any of the foregoing unless otherwise required by law.

(j)    Neither the Seller nor its Subsidiaries has made any binding commitment or has any obligation to pay any severance or any form of retention bonus to any of the Transferring European Employees in connection with the transfer of their employment or the transactions contemplated by this Amendment.

(k)    Neither the Seller nor any of its Subsidiaries has made any offer of employment or engagement to any person other than a Transferred European Employee to work in the Business that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started.

(l)    The Transferring European Employees are not eligible to participate in any contractual severance plan(s) administered by the Seller or any of its Affiliates.

(m)    Except as set forth in Section 2.13(m) of the Seller Disclosure Schedule, no Transferring European Employee (i) has been off sick for a period of 21 days or more in any six-month period within the three years ending on the date of this Amendment (whether or not consecutive), or is receiving or is due to receive payment under any sickness or disability or permanent health insurance scheme and, so far as the Seller or its Subsidiaries are aware, there are no such claims pending or threatened; (ii) is on secondment, maternity or other long-term statutory leave; (iii) is subject to a written performance improvement plan or was issued an official written disciplinary warning in the last three (3) months; or (iv) has any entitlement to any accrued but unused holiday from previous holiday years, or has taken holiday in excess of their accrued holiday entitlement as at the Deferred Closing Date.

(n)    Neither the Seller nor any of its Subsidiaries are engaged or involved in any outstanding grievance, claim or legal proceedings (whether arising under contract, common law, statute or equity) with any of the Transferring European Employees nor to Seller's knowledge is there any outstanding grievance procedure relating to any Transferred European Employee.

(o)    Neither the Seller or its Subsidiaries has made any binding commitment or has any obligation to (i) provide retirement benefits on a defined benefit basis to any Transferring European Employees or (ii) except as set forth in Section 2.13(o) of the Seller Disclosure Schedule, to provide any other scheme or arrangement (whether legally enforceable or not) for payment of retirement (including early retirement), pension, disability or death benefit or similar schemes or arrangements in respect of any of the Transferring European Employees or their dependents, or persons formerly employed in the Business or their dependents, under which the Buyer or any Buyer Entity may become liable to make payments or to provide equivalent benefits.

(p)    The Seller and its Subsidiaries are in material compliance with all Laws and Regulations and contractual obligations applicable to the Transferred European Employees including without limitation Laws and

Regulations respecting labor, payment of wages, immigration, material employment and employment practices, terms and conditions of employment, anti-discrimination and wages, hours and vacation and other time-off in all jurisdictions in which any Transferring European Employees working in the Business are located.

(q)    Except in relation to outstanding payments under the EVault Equity Cash-Out Plan in respect of which all outstanding payments, payment terms and the payment schedule for each Transferred European Employee, neither the Seller nor any of its Subsidiaries has operated any restricted stock, restricted stock unit, stock option or similar incentive plan under which the Buyer or any of its Subsidiaries would by operation of by the Transfer Regulations become liable for any outstanding awards or to grant future awards.

1.2    Amendment to Section 2.14. Section 2.14(a) is hereby amended and restated as follows:

"Employee Plan" shall mean all pension, savings, profit sharing, retirement, deferred compensation, employment, workers’ compensation, unemployment benefits, welfare, fringe benefit, insurance, sick leave, short and long term disability, medical, dental, death benefit, incentive, bonus, incentive compensation, stock option, stock purchase, equity compensation, vacation pay, paid time off, severance pay and similar plans, programs, agreements, or arrangements (whether written or oral) providing employee benefits or remuneration for current or former Seller Employees or Transferred European Employees, officers, directors, stockholders, partners, managers, agents, consultants, independent contractors, contingent workers, or leased employees or their beneficiaries including without limitation all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not subject thereto (i) which are maintained by Seller (or its Subsidiaries), to which Seller (or its Subsidiaries) is a party or required to contribute, or for which Seller (or its Subsidiaries) have any material liability or contingent liability (each an “Employee Plan,” collectively, the “Employee Plans”) or (ii) any Seller Parent Employee Plan (as defined herein). A "Seller Parent Employee Plan" shall mean those Employee Plans: (i) which Seller Parent maintains on behalf of current or former Seller Employees, officers, directors, stockholders, partners, managers, agents, consultants, independent contractors, contingent workers, or leased employees or their beneficiaries, or (ii) to which Seller Parent is a party or required to contribute, or (iii) for which Seller Parent has any material liability or contingent liability (each a “Seller Parent Employee Plan,” and collectively, the “Seller Parent Employee Plans”). Section 2.14(a) of the Seller Disclosure Schedule sets forth a complete list of all Employee Plans maintained on behalf of current or former Seller Employees. Notwithstanding the foregoing, the following Employee Plans and Seller Parent Employee Plans shall not be listed in Section 2.14(a): (A) contracts that provide for employment that is terminable “at will” and that are terminable without severance or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (B) individual agreements representing Cash Replacement Awards, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (C) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Laws and Regulations."
1.17    Amendments to Section 2.19.

(a)    Section 2.19(a)(i) is hereby amended and restated in relation to the European Business as follows:

"(i)     “Foreign Privacy Laws” shall mean (A) the Directive 95/46/EC of the Parliament and of the Council of the European Union of 24 October 1995 on the protection of individuals with regard to the collection, use, disclosure, and processing of personal data and on the free movement of such data and any other applicable laws relating to the processing of personal data including Directive 2002/58/EC as amended and all related regulations, regulatory codes of practice and guidance issued from time to time, including from the European Commission, and other relevant data protection supervisory authorities, (B) the corresponding national rules, regulations, codes, orders, decrees and rulings thereunder of the member states of the European Union, (C) the Personal Information Protection and Electronic Documents Act (Canada) and Canada’s Anti-Spam Legislation, and (D) any rules, regulations, codes, orders, decree, and rulings thereunder related to personal data and the privacy, data protection or data transfer issues regarding the same implemented in Canada or other non-US countries.”
(b)    Section 2.19(b) is hereby amended and restated as follows:

"To the knowledge of Seller, Seller's operations of the Business is currently and has in the past three years, been in compliance in all material respects with all US Privacy Laws; and Seller nor its Subsidiaries have in the past three years received notice (in writing or otherwise) alleging a material violation of Foreign Data Privacy Laws or US Privacy Laws in connection with Seller's operations of the Business."
(c)    Section 2.19(c) is hereby amended and restated as follows:

"In the past three years, no action, suit or proceeding has been filed or commenced against Seller or Local Seller, nor to the knowledge of Seller or Local Seller, investigations, claims or demands (or threats regarding the same against Seller or Local Seller in writing), relating to a material violation of applicable Foreign Privacy Laws and US Privacy Laws Privacy Laws in connection with the operation of the Business or the European Business.”
1.18    Amendment to Section 2. Section 2 is hereby amended to insert the following new section:

"2.23    European Business.
(a)    Compliance with Laws. Other than with respect to compliance with Foreign Data Privacy Laws and US Privacy Laws (which are exclusively addressed in Section 2.19 hereof), the Local Seller and Seller (as applicable) is in material compliance with all Laws and Regulations applicable to the conduct of the European Business and the European Assets.

(b)    Tax Matters.

(i)To the extent applicable to the European Assets or the Buyer’s (or Buyer Entity(ies)) ownership of the European Assets or operation of the European Business, all Tax Returns required to be filed on or before the date hereof by or with respect to Seller or any Local Seller have been filed within the time and in the manner prescribed by law, all such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Local Seller or Seller with respect to the European Business or the European Assets, whether or not shown on any Tax Return, have been paid. Seller and/or Local Seller (as applicable) has filed Tax Returns in respect of the European Business and European Assets in all jurisdictions where it is required to file and neither Seller nor Local Seller has received written notice of any claim by any Governmental Entity in any other jurisdiction that Seller or any Local Seller is or may be subject to taxation by that jurisdiction.

(ii)There are no Liens with respect to Taxes upon any of the European Assets, other than with respect to Taxes not yet due and payable.

(iii)To the extent applicable to the European Assets or the Buyer’s or relevant Buyer Entity’s ownership of the European Assets or operation of the European Business, no audit or administrative or judicial Tax proceeding is pending or is being conducted with respect to Seller or any Local Seller, and no deficiency for any Taxes has been proposed, against Seller or any Local Seller, which deficiency has not been paid in full.

(iv)To the extent applicable to the European Assets or the Buyer’s or relevant Buyer Entity’s ownership of the European Assets or operation of the European Business, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller or any Local Seller for any Taxable period.

(v)In relation to the European Assets and European Business only, neither Seller nor any Local Seller has been or is currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable Law or Regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by Seller or any Local Seller up to and including the date hereof have been satisfied.

(c)    Litigation. There are no outstanding Orders of any Governmental Entity against the European Business or the European Assets. There is no Litigation pending or, to the knowledge of Seller, threatened in writing against the European Business or the European Assets. Neither the Seller nor any Local Seller has been notified in writing of any pending or threatened Litigation relating to any alleged breach of express or implied warranty or representation, relating to any services provided by or on behalf of the European Business. The European Business is not subject to any product liability claims. There is no material Litigation in which Seller or any Local Seller is a plaintiff pending or threatened against any third party with respect to the European Business or any of the European Assets.

(d)    Title to Assets. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, including, without limitation, the LATAs, the Buyer Entities will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of each Local Seller in the European Assets, free and clear of all Liens (other than the Permitted Liens), provided, that each Local Seller shall not be deemed to be in breach of this representation unless a Buyer Entity has delivered notice to such Local Seller of a breach of this representation and Local Seller has failed to cure such breach after being given a reasonable opportunity to do so.

(e)    Contracts and Other Agreements.

(i)    Section 2.11 of the Seller Disclosure Schedule sets forth a list of all material contracts, commitments and other agreements (whether written or oral) material to the European Business or any of the European Assets to which Local Seller is a party or by which the European Business or any European Assets are bound as of the date hereof (collectively, other than Employee Plans, items addressed in Section 2.13(i) with respect to the Transferred European Employees which have been uploaded to the electronic data room hosted by Merrill Corporation or any Excluded Assets, the “European Material Agreements”).

(ii)    All European Material Agreements and all other Acquired Agreements material to the conduct of the European Business are valid, in full force and effect and binding against Local Seller and, to the knowledge of Seller, the other parties thereto in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity. Neither Local Seller, nor, to Seller’s knowledge, any other party thereto, is in material default of any of its obligations under any such Acquired Agreements, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder.

(f)    Warranties. No product or service offered or provided by Local Seller with respect to the European Business is subject to any guaranty, warranty, right of rework, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale of Local Seller which are set forth in Section 2.12 of the Seller Disclosure Schedule and (b) service level agreements and similar performance standards, including any service credits for failure to meet such standards.

(g)    Environmental Matters.

(i)    With respect to the European Business and the European Assets, (i) Local Seller is in material compliance with and has complied with all applicable Environmental Laws, (ii) Local Seller has not (nor to the knowledge of Seller, has any predecessor in interest in connection with Local Seller’s business) generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for treatment, storage or disposal at any site or facility except in material compliance with Environmental Laws, and (iii) Local Seller has not operated any underground storage tank or other container at any site currently and previously owned, used or operated by, or premises leased by Local Seller.

(ii)    With respect to the European Business and the European Assets, Local Seller has not received written notification of any pending or threatened claim for a violation of (i) the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or (ii) any similar federal, state, local or other Environmental Law.

(iii)    With respect to the European Business and the European Assets, Local Seller has obtained all material permits required by Environmental Law necessary to enable it to conduct its business and is in compliance in all material respects with such permits. There is no violation by Local Seller of any Environmental Law that reasonably could be expected to have a Seller Material Adverse Effect. With respect to the European Business and the European Assets, Local Seller has delivered to Buyer copies of any and all material environmental audits or risk assessments, site assessments, documentation regarding off-site disposal or release of Hazardous Materials, spill control plans and all other material correspondence, documents or communications with any governmental agency or other entity regarding the foregoing in its possession relating to property owned or leased by any Local Seller (if any).

(h)    Permits. Section 2.16 of the Seller Disclosure Schedule sets forth a true and complete list of all material licenses, permits, franchises, consents, registrations or orders issued by any Governmental Entity to Local Seller with respect to the European Business and the European Assets, including, but not limited to, those relating to environmental matters, public and worker health and safety, buildings, highways or zoning held by Local Seller material to the operation of the European Business as currently conducted (collectively, the “European Permits”). Each Local Seller has all material European Permits necessary for the operation of the European Business as currently conducted, including, without limitation, all such European Permits relating to licensing of products, and all of such European Permits are in full force and effect. Each Local Seller is operating in compliance with all applicable European Permits; any applications for renewal necessary to maintain any European Permit in effect have been filed; and no proceeding is pending, or to the knowledge of Seller, threatened to revoke, suspend, limit or adversely modify any European Permit.

(i)    Gratuitous Payments. Solely as it relates to the European Business, neither Local Seller nor any of the directors, officers or employees of, to Seller’s knowledge, or any agents acting on behalf of or for the benefit of Local Seller, directly or indirectly, has (a) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers or third party payors of any Local Seller or potential customers of any Local Seller in order to obtain business from such customers, other than standard pricing or discount arrangements consistent with proper legal and business practices in violation of applicable law, (b) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer, third party payor, supplier, source of financing, landlord, sub-tenant, licensee or anyone else, other than in connection with promotional or entertainment activities consistent with proper legal and business practices, in violation of applicable law, (c) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any illegal political contribution or gift, or any illegal contributions, payments or gifts of its funds or property to, or for the private use of, any governmental official, employee or agent, where either the contribution, payment or gift or the purpose of such contribution, payment or gift is illegal under the Laws and Regulations of the United States, or under the Laws or Regulations of any state thereof or any other jurisdiction (foreign or domestic) under which such payment or gift was made or (d) established or maintained any unrecorded fund or asset for any illegal purpose, or has willfully made any false or artificial entries in any of its books or records for any illegal reason. No written notice or claim inconsistent with the representations in this Section 2.23(i) has been received by any Local Seller.

1.19    Amendment to Section 5.1. Section 5.1 is hereby amended to add the following sentence:

"During the period from the date of this Agreement to the Deferred Closing, Seller shall cause each Local Seller to conduct the European Business substantially consistent with past practice."

1.20    Amendment to Section 5.5. Section 5.5 is hereby amended and restated as follows:
“Assignment of Contracts. To the extent that any lease, license, contract, agreement, sales or purchase order, Permit, or right included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each, an “Interest”), is not capable of being sold, assigned, transferred or conveyed without the authorization, approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other person or entity, including a Governmental Entity (or if such Interest would be breached in the event of a sale, assignment, transfer or conveyance without such approval, consent or waiver), (a) this Agreement shall not, in the event such issuer or other person or entities shall object to such assignment, constitute an assignment or conveyance thereof absent such approval consent or waiver and (b) Seller shall use (or shall procure that its relevant Subsidiary or a relevant Local Seller shall use) commercially reasonable efforts prior to and after the Closing Date, to obtain all necessary approvals, consents or waivers necessary to convey to the Buyer Entities each such Interest, provided that nothing in this Section 5.5 shall require Seller or any of their Affiliates to pay any amount, grant any rights, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such approvals, consents or waivers. To the extent any of the approvals, consents or waivers referred to in this Section 5.5 have not been obtained as of the Closing, Seller shall (or shall procure that its relevant Subsidiary or a relevant Local Seller shall) during the remaining term of such Interest, exercise commercially reasonable efforts to cooperate with the applicable Buyer Entity, at its request, in any reasonable and lawful arrangements designed to provide the benefits of such Interest to such Buyer Entity. In any such arrangement, Buyer agrees to diligently perform and discharge, and shall cause its Subsidiaries to diligently perform and discharge, the obligations of Seller and its Subsidiaries in connection with such Interest, directly or indirectly, as applicable, through Seller or its Subsidiaries (as applicable) and shall indemnify, defend and hold harmless Seller and its Affiliates for any failure of Buyer or any of its Affiliates to perform and discharge any such obligations, and in that regard Buyer will, without limitation, (A) bear the sole responsibility for completion of the work or provision of goods and services, (B) be solely entitled to all benefits thereof, economic or otherwise, (C) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof, and (D) promptly reimburse the reasonable costs and expenses of Seller and its Affiliates related thereto. For avoidance of doubt, any obligations or Liabilities incurred by Seller and its Subsidiaries in performance of any of the arrangements contemplated in this Section 5.5 shall not be deemed an Excluded Liability for purposes of Section 1.3(b).”
1.21    Amendments to Section 5.23.

(a)    Section 5.23(a) is hereby amended and restated as follows:

"It is anticipated that the closing of the transactions effecting the transfer of the European Business, including, without limitation, the assets and Contracts related to the European Business (including, without limitation, those assets and Contracts set forth on Schedule 1.1(o)), and the assumption of the liabilities associated therewith (the "European Assets", and, such sale, the "European Asset Sale") will occur after the Closing Date (the "Deferred Closing"). Seller and its Subsidiaries and the Buyer Entities shall each use commercially reasonable efforts for the European Asset Sale to be consummated on or prior to March 31, 2016, in all cases subject to compliance with the applicable Laws and Regulations of each applicable jurisdiction. The portion of the Business located in France, Germany, Netherlands, United Kingdom and Belgium, collectively, shall be referred to herein as the "European Business". During the period commencing as of the Closing and ending on the date of the Deferred Closing (the "Deferred Closing Date", and, such period, the "Interim Period"), the Seller and its Subsidiaries shall continue to operate the European Business substantially consistent with past practice (and the provisions of Section 5.21 shall not apply to the European Business or the European Assets) and Buyer and its Subsidiaries shall provide the support required for such operation as set forth in the Transition Services Agreement.
(b)    Section 5.23(c) is hereby amended to replace the reference to the European Purchase Agreement with a reference to the LATAs (and any documents referred to therein) and the documents referred to therein.

(c)    Section 5.23(d) is hereby amended and restated as follows:

"The Parties acknowledge that the transfer of the Transferred European Employees shall not occur until the Deferred Closing Date. Seller and Buyer (and their applicable Subsidiaries) shall comply with all obligations either under the Transfer Regulations or other applicable Laws to notify and/or consult with Transferred European Employees or their representatives, unions, works councils, or other employee representative bodies, if any, and shall provide such information to the other Party as is required by that party to comply with its notification/or consultation obligations."
1.22    Section 5.23 is hereby amended to add the following Section 5.23(f):

“Where in any of the Sections of this Agreement set out in Schedule 5.23(f) any reference is made to the “Closing” or the “Closing Date”, solely in the context of the transfer of European Assets or the European Business (including, for the avoidance of doubt (i) where the term “Purchased Assets” is used, with respect of the European Assets only or (ii) where the term “Business” is used, with respect to the “European Business” only), such references in such Sections shall be deemed to be references to the “Deferred Closing” or the “Deferred Closing Date”, as appropriate.”
1.23    Section 5.23 is hereby amended to add the following Section 5.23(g):

"(i)    Seller or its applicable Affiliates shall be responsible for all wages and emoluments in respect of the Transferred European Employees (including without limitation all wages, bonus, commission, income tax withholding, social security contributions and contributions to benefits plans) which are payable in respect of the period up to the Deferred Closing Date, and Buyer or its applicable Affiliates shall be responsible for the same (other than Excluded Liabilities) in respect of the period commencing on the Deferred Closing Date and all necessary apportionments shall be made to give effect to this Section 5.23(g). In relation to (i) outstanding awards held by Transferring European Employees under the Seller’s Seagate Technology Incentive plans at the Deferred Closing Date which are forfeited as a result of ceasing to be employed by Seller or any Seller Affiliate, Buyer will procure that following the Deferred Closing Date such awards are replaced with awards under Buyer’s equity plan with similar terms, vesting conditions and other conditions (with the exception of "change of control" provisions) substantially similar to the outstanding awards held by the Transferring European Employees; and (ii) outstanding awards under the EVault Equity Cash-out held by Transferring European Employees as at the Deferred Closing Date, Buyer shall procure that outstanding installments due are vested and paid out in accordance with substantially similar terms and conditions which currently apply to such awards; provided, that this shall not prevent the Buyer from accelerating payment of any outstanding installments.
(ii)    Within five (5) Business Days after the Deferred Closing Date, Seller shall submit to Buyer an unaudited statement ("Employment Accrual Statement") showing the amounts equal to (A) the accrued but untaken vacation and other time-off rights, 13 month payments and vacation premia in respect of each Transferred European Employee; (B) pro-rata bonus and any sales commission earned but unpaid for each Transferred European Employee; and (C) estimated applicable employer social security contributions and taxes in respect of items in Sections 5.23(g)(ii)(A) and (B), in each case for such Transferred European Employee's employment period with Seller or its Subsidiaries up to the Deferred Closing Date ("Employment Accruals Amount"). Seller shall then pay to Buyer or Buyer's applicable Affiliate, the Employment Accrual Amount as soon as commercially practicable, but in no event later than 10 Business Days, after delivery of such Employment Accrual Statement.
(iii)     As of the Deferred Closing Date, the Transferred European Employees shall cease participation in, and to the extent applicable, shall cease accruing benefits under each Employee Plan.  From and after the Deferred Closing Date for each Transferred European Employee, Buyer (and its applicable Affiliates) shall honor and be solely responsible for paying, providing and satisfying, when such amounts normally would be due under the Employee Plans, without imposing any additional conditions in respect thereof the amounts under Sections 5.23(g)(ii)(A) and (B) above and the following: (a) all vacation, personal days, sick pay, and other paid time off for the Transferred European Employees earned but unused as of the Deferred Closing Date, (b) all compensation (including salary, wages, overtime, premium pay, shift differentials, bonuses, accrued commissions, and incentive compensation) in each case accruing, incurred or arising as a result of (x) employment with Seller, Buyer or their applicable Affiliates, or (y)

separation from and/or termination of employment with Buyer (or its applicable Affiliates) after the Deferred Closing for such Transferred European Employees to the extent the Buyer or its Subsidiaries are required to maintain and/or offer a substantial equivalent for the same under the Transfer Regulations and/or any applicable Laws."
1.24    Amendment to Section 6.1. Section 6.1 is hereby amended and restated as follows:

“Representation, Warranties and Covenants. The representations and warranties made by the Seller in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality qualifiers for such purpose), other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); provided that, solely in respect of the transfer of the European Business, the representations and warranties made by the Seller shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Deferred Closing Date as if made on and as of the Deferred Closing Date (without giving effect to any materiality qualifiers for such purposes), other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). For the avoidance of doubt, there is no requirement under this Agreement that the representations and warranties made by the Seller in this Agreement in respect of the transfer of the Non-European Business be true and correct as of the Deferred Closing Date. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date or, solely in respect of the transfer of the European Business, the Deferred Closing Date. Seller shall have delivered to Buyer a certificate signed on behalf of Seller by its President and dated as of the Closing Date (or, in respect of the transfer of the European Business, the Deferred Closing Date) to the foregoing effect.”
1.25    Amendment to Section 7.1. Section 7.1 is hereby amended and restated as follows:
“Representations, Warranties and Covenants. The representations and warranties made by Buyer in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality qualifiers for such purpose), other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); provided that, solely in respect of the transfer of the European Business, the representations and warranties made by the Buyer shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Deferred Closing Date as if made on and as of the Deferred Closing Date (without giving effect to any materiality qualifiers for such purposes), other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date.) For the avoidance of doubt, there is no requirement under this Agreement that the representations and warranties made by the Buyer in this Agreement in respect of the transfer of the Non-European Business be true and correct as of the Deferred Closing Date. All Buyer Entities shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date or, solely in respect of the transfer of the European Business, the Deferred Closing Date. Buyer shall have delivered to Seller a certificate signed on behalf of Buyer and all other Buyer Entities by Buyer’s President, dated as of the Closing Date (or, in respect of the transfer of the European Business, the Deferred Closing Date), to the foregoing effect.”
1.26    Amendment to Section 9.1. Section 9.1 is hereby amended and restated as follows:

"Notwithstanding any right of any Party (which, solely for the purposes of this Section 9.1 with respect to any Transaction Document, shall be deemed to include any party to a Transaction Document) to fully investigate the affairs of the other Party and notwithstanding any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, each Party has the right to rely fully upon the representations, warranties, covenants and agreements of each other Party in this Agreement, the Transaction Documents, the Seller Disclosure Schedules or in any certificate, instrument or other document delivered by any Party pursuant to this Agreement or Transaction Documents. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing and Deferred Closing hereunder, subject to the limitations set forth in Section 9.4(a).”

1.27    Amendments to Section 9.2.

(a)    Sections 9.2(a) and 9.2(b) are hereby amended as follows:

(i)    Where in Sections 9.2(a) and 9.2(b), any reference is made to the “Seller” then, solely with respect to the Transaction Documents, such references in such sections shall be deemed also to include references to any Local Seller and also any Subsidiary of the Seller as the context so requires and as appropriate.

(ii)    Where in Sections 9.2(a) and 9.2(b) any reference is made to “Buyer” then such references in such Sections shall be deemed also to include references to any “Buyer Entity” as the context so requires and as appropriate.

(b)    Section 9.2 is hereby amended to add the following Sections 9.2(g) and 9.2(h):

"(g)    all Losses incurred by the Buyer (and/or any of its Subsidiaries) arising out of or in connection with the termination of any contract of employment or engagement for a person other than a Transferred European Employee which is alleged to have effect as if originally made between the Buyer (and/or any of its Subsidiaries) and any person as a result of the provisions of the Transfer Regulations or otherwise (such Losses to include all the costs of employing the relevant person(s) up to the date of termination of employment), provided that: (i) the Buyer (and/or any of its applicable Subsidiaries) notifies the Seller within 28 days of becoming aware of the transfer or alleged transfer of such contract of employment that it proposes to terminate such contract(s) or agreement(s); and (ii) the Seller has had the opportunity to offer to re-employ or re-engage the relevant person(s) on the terms and conditions which they enjoyed before the Deferred Closing Date, such offer to be made within 7 days of the Buyer’s (and/or any applicable Subsidiaries’) notice; and
(h)    any failure by the Seller to comply in any material respect with all Foreign Data Privacy Laws in its operation of the European Business during the three (3) year period prior to and including the Deferred Closing Date."
1.28    Amendments to Section 9.3. Sections 9.3(a) and 9.3(b) are hereby amended as follows:

(a)    Where in Sections 9.3(a) and 9.3(b), any reference is made to the “Seller” then, solely with respect to the Transaction Documents, such references in such sections shall be deemed also to include references to any Local Seller and also any Subsidiary of the Seller as the context so requires and as appropriate.

(b)    Where in Sections 9.3(a) and 9.3(b) any reference is made to “Buyer” then such references in such Sections shall be deemed also to include references to any “Buyer Entity” as the context so requires and as appropriate.

(c)    Section 9.3 is hereby amended to add the following Sections 9.3(d) and 9.3(e):

"(d)    any failure to perform any obligation under the Transfer Regulations with respect to the Transferred European Employees or any act, breach, or omission by Buyer (or applicable Buyer Subsidiary) with respect to the Seller Employees or Transferred European Employees occurring on or after the Deferred Closing; and
(e)    any claim by a Transferred European Employee who objects to the automatic transfer of his/her employment to the Buyer or its applicable Affiliate on the basis that his/her employment did not transfer to the Buyer or its applicable Affiliate under the Transfer Regulations. "
1.29    Amendments to Section 9.4.

(a)    The lead-in to Section 9.4(a) is hereby amended and restated as follows (noting that clauses (i) through (iv) will remain unchanged):

"No claim for indemnification may be made by the Buyer Indemnified Parties pursuant to Sections 9.2(a) and 9.2(h), or the Seller Indemnified Parties pursuant to Section 9.3(a), following March 31, 2017, except that:"

(b)    Section 9.4(b)(i) is hereby amended and restated as follows:

"The maximum aggregate liability of Seller and Seller Parent for indemnification under Sections 9.2(a) (other with respect to any Fundamental Representation and the representations described in clauses 9.4(b)(ii) and 9.4(b)(iii) below) and 9.2(h) hereof will not exceed Two Million Two-Hundred and Fifty Thousand Dollars ($2,250,000) (the "Cap")."
(c)    Section 9.4(b)(iv) is hereby amended and restated as follows:

"The maximum aggregate liability of Seller and Seller Parent for indemnification under Section 9.2(a) for the Employee Plan Representations, Environmental Representations, and Fundamental Representations, and under Sections 9.2(b), (d), (e) and (g) shall not exceed Ten Million Dollars ($10,000,000), provided, that with respect to indemnification under Section 9.2(d)(i), the foregoing limitation shall not apply for any claims validly asserted under Section 9.5(a) within three (3) months after the Closing Date."
(d)    Section 9.4(b)(vi) is hereby amended and restated as follows:

"The maximum aggregate liability of Buyer for indemnification under Section 9.3(a) for the Fundamental Representations and under Sections 9.3(b), 9.3(d) and 9.3(e) shall not exceed Ten Million Dollars ($10,000,000)."
(e)    Section 9.4(c)(i) is hereby amended and restated as follows:

"No Losses shall be payable pursuant to Sections 9.2(a) (other than with respect to any Fundamental Representation or Tax Representation) and 9.2(h) unless all Losses in the aggregate exceeds Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Deductible”), after which the Buyer Indemnified Parties shall be entitled to all Losses in excess of the Deductible."
1.30    Amendments to Section 10. Section 10.1(b) is hereby amended and restated as follows:

"(b)    For a period of two (2) years after the Closing Date (or, with respect to any Transferred European Employee, for a period of two (2) years after the Deferred Closing Date), Seller and Seller Parent shall not, and shall require their respective Affiliates not to, directly or indirectly,
(i)    employ or hire any Transferred Employee, Canadian Transferred Employee or Transferred European Employee, or

(ii)     call upon, solicit or otherwise communicate with any Transferred Employee, Canadian Transferred Employee, or Transferred European Employee for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Transferred Employee or Canadian Transferred Employee away from the business of Buyer or any Buyer Entity.
With respect to Section 10.1(a), (i) the Buyer Entities agree that the business activities of Seller Parent and Seller Parent's Affiliates (including any investments in third Persons), excluding the Business itself, but including the Excluded Business, as of the Closing Date are consistent with Section 10.1(a) and do not violate Section 10.1(a), (ii) Seller and its Affiliates shall be permitted to own passive investments in other Persons who may engage in the Business so long as such investments constitute less than 20% of the voting power of such Person, and (iii) Seller and its Affiliates shall be permitted to acquire any Person who engages in the Business so long as the portion of such Person which engages in the Business is less than 30% of the revenue or assets of such Person. The provisions of Section 10.1(a) shall automatically terminate and expire and be of no further force or effect whatsoever, without any action on the part of Seller, Buyer or any other Person, in the event of a Change of Control of Ultimate Seller Parent.
With respect to Section 10.1(b), the provisions shall not prohibit any generalized solicitation, including through employment-search firms, which are not specifically directed at the Transferred Employees, Canadian Transferred Employees, or Transferred European Employees or the hiring of any individual who responds to such generalized solicitation, provided that such individual has not been an employee of Buyer or its Affiliates within six (6) months of such solicitation; provided, further, that the foregoing six (6) months limitation shall not apply to any hiring of any individual, other than a Key Employee who is not a resident of the State of California, if Seller reasonably believes, on advice of counsel, that the failure to hire such individual due to the restrictions in the foregoing proviso is inconsistent with applicable Laws and Regulations (including for avoidance of doubt, any resident of the State of California).
1.31    Amendments to Section 11 - Definitions.

(a)    The definition "European Asset Sale" is hereby amended and restated as follows:

""European Asset Sale" means the sale of the European Assets pursuant to this Agreement and the LATAs, as applicable."
(b)    The definition "Transaction Documents" is hereby amended to add the LATAs and any agreements, documents or Contracts executed and delivered pursuant thereto.

(c)    The following definitions are hereby added:

"Deferred Closing" has the meaning set forth in Section 5.23(a).
"Deferred Closing Date" has the meaning set forth in Section 5.23(a).
"Employment Accrual Statement" has the meaning set forth in Section 5.23(g)(ii).
"Employment Accruals Amount" has the meaning set forth in Section 5.23(g)(ii).
"European Assets" has the meaning set forth in Section 5.23(a).
"European Business" has the meaning set forth in Section 5.23(a).
"European Material Agreements" has the meaning set forth in Section 2.23(e)(i).
"European Permits" has the meaning set forth in Section 2.23(h).
"LATA" has the meaning set forth in Section 1.4.
"Local Seller" means EVault Netherlands B.V. or any of its Affiliates transferring the European Assets pursuant to this Agreement.
"Non-European Business" means the Business transferred pursuant to the APA excluding the European Business.
"Transfer Regulations" means, the Transfer of Undertaking (Protection of Employment) Regulations 2006 and any other law implementing in any jurisdiction the European Council Directive 2001/23/EC on the approximation of the laws of EU Member States relating to the safeguard of employees' rights in the event of transfer of undertakings, business or parts of undertakings or businesses as amended or replaced from time to time, or any law of the same or similar effect in any jurisdiction."
""VAT" shall mean any value added Tax imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any rules, regulations, orders or instruments authorized by that Directive) and any similar value added tax pursuant to the Laws of any jurisdiction which is not a member of the European Union (including Canadian GST/HST and Quebec Sales Tax) and includes any interest or penalties in respect thereof, but excluding any income taxes, and any withholding."

1.32    Amendments to the APA Schedules.

(a)    Schedule 1.1(k) to the APA (Acquired Agreements) is hereby amended to add the Contracts listed on or described by category in Schedule 1 hereto.

(b)Schedule 1.2(f) to the APA (Excluded Contracts) is hereby amended to delete the reference to items 2-25 on Schedule 5.23(a) of the APA.

(c)Schedule 1.2(p) to the APA is hereby amended and restated as set forth on Schedule 6 hereto.

(d)Schedule 5.23(b) to the APA (European Employees) is hereby amended to anonymize the schedule in accordance with applicable Laws and Regulations and to reflect the individuals who are (or anticipated to be) the Transferred European Employees as of the date hereof, as attached hereto as Schedule 2.

(e)The APA is hereby amended to add a new Schedule 1.1(o) in the form appended hereto as Schedule 4.

(f)The APA is hereby amended to add a new Schedule 5.23(f) in the form appended hereto as Schedule 3.

(g)    The APA is hereby amended to add a new Schedule 1.8(a) in the form appended hereto as Schedule 7.
1.11    Amendments to the Seller Disclosure Schedule.
(a)    Section 2.9(a) of the Seller Disclosure Schedule is hereby amended to add the following lease agreement:

"Lease Agreement for Office Space between EVault (EMEA) B.V. and Maatschap Soetelieve, dated July 26, 2012" (the "Netherlands Lease")
(b)    Sections 2.13(a), 2.13(e), 2.13(l) and 2.13(n) are hereby added to the Seller Disclosure Schedule in the forms appended hereto as Schedule 5.

ARTICLE 2
GENERAL PROVISIONS

2.1    Interpretation. The section headings and construction provisions contained in Section 12.5 of the APA are incorporated herein by reference. For the avoidance of any doubt, all references in the APA to “this Agreement” will be deemed to be references to the APA as amended by this Amendment.

2.2    Effect of Amendment. Except as amended hereby and set forth above, the APA will continue in full force and effect.

2.3    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

2.4    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed as an instrument under seal by themselves or their duly authorized respective officers, all as of the date first written above.

CARBONITE, INC.

By:	/s/ Mohamad Ali
Name:	Mohamad Ali
Title:	Chief Executive Officer

EVAULT, INC.

By:	/s/ Philip G. Brace
Name:	Philip G. Brace
Title:	Director